Exhibit 10.1
AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE

    THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (this "Agreement") is made as of the 7th day of December, 2021, between ERIE INSURANCE EXCHANGE, a reciprocal insurance exchange, by its attorney-in-act, Erie Indemnity Company, of Erie County, Pennsylvania (the "Seller"), and ERIE INDEMNITY COMPANY, a Pennsylvania corporation, of Erie County, Pennsylvania (the "Purchaser").

BACKGROUND
A.    Seller is the owner of those certain parcels of real property located in the City of Erie, Erie County, Pennsylvania, listed on the spreadsheets attached hereto, together with all of the improvements, easements, tenements, hereditaments, appurtenances, rights of ingress and egress, alleys, and rights of way, in, on, across, in front of, abutting, adjoining and/or incident and belonging thereto (collectively the "Property"). The Property shall sometimes be referred to with reference to the group to which they are assigned on the spreadsheet attached hereto as Exhibit A.
B.    Seller desires to sell, convey and transfer all right, title and interest in and to the Property to Purchaser on the terms and conditions set forth herein.
C.    Purchaser desires to purchase the Property from Seller on the terms and conditions set forth herein.

TERMS OF AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS
Section 1.01.    Definitions. In addition to terms defined elsewhere in this Agreement, as used herein the following terms shall have the following meanings:
"Business Day" shall mean a day, other than Saturday or Sunday, on which commercial banks in the Commonwealth of Pennsylvania are open for the general transaction of business.
"Closing Statement" shall mean a statement to be executed by Seller and Purchaser at Closing, setting forth all adjustments to the Purchase Price and apportionments to be made pursuant to this Agreement.
"Representatives" shall mean, with respect to any party, such party’s employees, independent contractors, agents and/or consultants.
"Service Contracts" means any service contract relating to the maintenance, use, and operation of the Property (e.g., maintenance/cleaning contract).
"Settlement Agent" shall mean MacDonald Illig Jones & Britton LLP.
"Title Insurance Company" shall mean First American Title Insurance Company or Fidelity National Title Insurance Company.

"Title Insurance Policy" shall mean an owner's policy of title insurance in the amount of the Purchase Price issued at Closing by the Title Insurance Company to Purchaser, naming Purchaser as the insured with respect to the Property, and insuring Purchaser that, as of the Closing Date, Purchaser is vested with title to the Property subject only to the Permitted Encumbrances.
ARTICLE II - SALE OF THE PROPERTY; CONSIDERATION
Section 2.01.    Property to be Sold and Conveyed. Subject to the terms, conditions and covenants of this Agreement, Seller agrees to sell, convey and transfer by the Deeds (as hereinafter defined) Insurable Title (as hereinafter defined) to the Property at Closing, and Purchaser agrees to purchase and accept the Property, subject to (a) utility easements as are recorded against the Property, and all additional exceptions or objections relating to the Property that become Permitted Encumbrances pursuant to the provisions of Article IV of this Agreement; (b) all present and future zoning and other governmental laws and regulations, provided that the Property is or can be properly zoned for commercial purposes; (c) all facts that would be revealed by an accurate survey or physical inspection of the Property, provided such items do not adversely affect the use of the Property for commercial purposes; (d) minor variations between tax lot lines and lines of record title; (e) the standard conditions and exceptions to title contained in the form of title policy or "marked-up" title commitment issued to Purchaser by the Title Insurance Company; (f) recorded restrictions with respect to the Armory Property only; and (g) any other matter which the Title Insurance Company may raise as an exception to title, provided the Title Insurance Company will insure against collection or enforcement of same out of the Property (for both Purchaser and Purchaser's third-party grantee) without additional cost to Purchaser, and/or that no prohibition of the present use or maintenance of the Property will result therefrom, as may be applicable (the items enumerated in (a) through (f) are hereinafter collectively referred to as the "Permitted Encumbrances").
Section 2.02.    Personal Property Included in Sale - Not applicable.
Section 2.03.    Leases. Not included in this sale is the Lease between Seller as Landlord and Purchaser as Tenant with respect to substantial portions of the Property. That Lease expires by its terms on the Closing Date (as hereafter defined).
Section 2.04.    Purchase Price; Allocation; Payment. Purchaser shall pay to Seller the sum of Ninety-Seven Million Five Hundred Thousand and 00/100 U.S. Dollars ($97,500,000.00) as the purchase price for the Property (the "Purchase Price"). The Property will be conveyed in four groups. Each of the four groups will be conveyed in a separate Deed with the Purchase Price allocated among the various groups as stated on Exhibit A. At the Closing, Purchaser shall, in conjunction with the Settlement Agent, effect a wire transfer into a bank account designated by Seller, the Purchase Price in federal funds, increased or decreased by the items to be apportioned pursuant to Section 3.03 of this Agreement and other standard closing adjustments (such sum, before the adjustments referred to herein is referred to as the "Closing Balance" and after such adjustments is referred to as the "Adjusted Closing Balance").
ARTICLE III – CLOSING
Section 3.01.    Closing and Closing Date. "Closing" shall mean (a) the transfer of title to the Property from Seller to Purchaser, (b) the payment of the Adjusted Closing Balance by Purchaser to Seller, and (c) the delivery and performance of the other items and obligations to be delivered or performed hereunder at the time the Property is transferred and Adjusted Closing Balance paid. Closing shall take place on (or before, with the mutual agreement of the parties) December 31, 2021 (the "Closing Date").
Section 3.02.    Closing Place. The Closing shall take place at the offices of the Settlement Agent, but Seller and Purchaser may participate virtually.

Section 3.03.    Apportionments.
(a)    General Apportionments. As Purchaser has paid the real estate taxes, water and sewer charges and other assessments under the terms of the Lease between the parties, these assessments and charges will not need to be apportioned for the Property provided that Purchaser continue to make such payments as of 11:59 p.m. on the day preceding the Closing Date.
(b)    Rents and Other Charges. Rents shall be accounted for and prorated as follows: Purchaser shall be entitled to all rents and other lease charges accruing on the date of and after the Closing, and Seller shall be entitled to all such items, if any, accruing prior to the Closing. At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the scheduled rent and reimbursements from (and including) the date of Closing through the end of the month in which Closing occurs and Seller shall retain such payments as received from the tenants.
Section 3.04.    Seller's Deliveries. At the Closing, upon compliance by Purchaser with the obligations of Purchaser to be complied with under this Agreement prior to or at the Closing, Seller shall deliver to Purchaser each of the following:
(a)Special warranty deeds, in a form acceptable to Purchaser (the "Deeds"), duly executed by Seller, conveying to Purchaser Insurable Title to the Property, as follows:
(i)Group A
(ii)Group B
(iii)Group C
(iv)Group D

(b)Any other tax information regarding Seller that the Settlement Agent is required to report to the Internal Revenue Service pursuant to Section 6045 of the Code;
(c)The Closing Statement, duly executed by Seller;
(d)A resolution, unanimous consent or Certification from the Corporate Secretary stating that the board of directors or executive committee of Seller authorized the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder; and
(e)Such other documents, including appropriate consents, certifications or resolutions of Seller and proof of authorization on behalf of Seller authorizing the transaction contemplated by this Agreement concerning the status and authority of Seller to consummate the transaction contemplated by this Agreement.
Section 3.05.    Purchaser's Deliveries. At the Closing, upon compliance by Seller with the obligations of Seller to be complied with under this Agreement prior to or at Closing, Purchaser shall deliver to Seller each of the following:
(a)The Adjusted Closing Balance;
(b)Any tax information regarding Purchaser that the Settlement Agent is required to report to the Internal Revenue Service pursuant to Section 6045 of the Code;
(c)A resolution, unanimous consent or certification from the Corporate Secretary stating that the board of directors of Purchaser authorized the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder;

(d)The Closing Statement, duly executed by Purchaser; and
(e)Such other documents, including appropriate consents, certifications or resolutions of Purchaser and proof of authorization on behalf of Purchaser authorizing the transaction contemplated by this Agreement concerning the status and authority of Purchaser to consummate the transaction contemplated by this Agreement.
Section 3.06.    Possession. Possession of the Property shall be delivered to Purchaser on the Closing Date.
Section 3.07.    Transfer Taxes; Other Fees and Taxes; and Title and Survey Costs. All realty transfer taxes imposed on or in connection with the transfer of the Property pursuant to this Agreement or the delivery, acceptance or recording of the Deeds shall be shared and paid equally by Seller and Purchaser. Any other governmental fees and taxes in connection with the transfer of the Property (except Seller's income taxes tax, if any), if any, shall be paid by Purchaser. The obligations of the parties under this Section shall survive the Closing.
ARTICLE IV –TITLE; CONDITION OF PROPERTY;
AND INSPECTION RIGHTS
Section 4.01.    Title; Permitted Encumbrances.

(a)    Title to the Property shall be good and marketable and such as is insurable at regular rates by the Title Insurance Company, subject to the Permitted Encumbrances relating to the Property, such additional exceptions or objections relating to the Property as become Permitted Encumbrances pursuant to the provisions of this Section, and the Title Insurance Company’s standard exclusions to title insurance coverage ("Insurable Title").
(b)    In the event that Purchaser desires to assert any exception or objection to title to the Property (a "Title Objection") other than the Permitted Encumbrances, Purchaser shall give notice thereof to Seller within thirty (30) days after the date of this Agreement. Any objection or exception to title set forth on the Title Commitment (other than the Permitted Encumbrances) which is not timely asserted by Purchaser as a Title Objection shall be deemed a Permitted Encumbrance as if such objection or exception had been set forth in Section 2.01(a), except for liens relating to an obligation to pay money ("Monetary Liens"), for which no notice shall be required. Seller shall have ten (10) days (the "Response Period") after notice of any Title Objection given by Purchaser as provided for above, to notify Purchaser whether Seller will attempt to correct or cure the Title Objections listed in Purchaser's notice (a "Cure Notice") or to notify Purchaser that Seller will not seek to attempt to correct or cure the same (an "Exception Notice"). In the event that Seller so delivers a Cure Notice, Seller shall use commercially reasonable efforts to attempt to correct or cure the Title Objections with respect to which the Cure Notice was delivered. Seller shall not be obligated to expend any funds in any such attempted cure and Seller shall have the right, by written notice to Purchaser (a "Discontinuance Notice"), for any reason or no reason, in Seller's absolute discretion, to discontinue all efforts to attempt to correct or cure any such Title Objection. Notwithstanding any of the foregoing provisions, Seller shall be required at or before the Closing to satisfy or obtain releases for all Monetary Liens, including all mortgages, deeds of trust or other monetary encumbrances recorded or filed against the Property.
(c)    Within five (5) days after Seller delivers either an Exception Notice or a Discontinuance Notice to Purchaser, or, in the absence of any notice described in this Section being delivered to Purchaser during the Response Period, within five (5) days after the expiration of the Response Period, Purchaser shall have the right (but not the obligation) by giving written notice to Seller, to terminate this Agreement.
(d)    If this Agreement is not terminated by Purchaser either (i) within five (5) days after delivery by Seller to Purchaser of an Exception Notice during the Response Period,

(ii) within five (5) days after delivery by Seller to Purchaser of a Discontinuance Notice, or (iii) in any case where no notice described in this Section is delivered by Seller to Purchaser within the Response Period, within five (5) days after the expiration of the Response Period, then Purchaser shall be deemed to have waived any Title Objections asserted by Purchaser which are not corrected or cured, and such Title Objections shall be Permitted Encumbrances hereunder as if such Title Objections had been set forth in Section 2.01 hereof.
Section 4.02.    Condition of Property.
(a)    In General. Subject to Purchaser's rights to terminate this Agreement during the Due Diligence Period or as otherwise provided in this Agreement, Purchaser agrees (i) to purchase the Property as a result of its inspection and not because of, or in reliance upon, any representation made by Seller or any agent of Seller, and (ii) to purchase the Property in its condition as of the date of the execution of this Agreement.
(b)    Risk of Loss.
(i)    Condemnation. In the event, prior to the Closing, of a condemnation or other taking of the Property, or any part of the Property, or any rights of access or other rights benefiting the Property as a result of the exercise of the power of eminent domain, or in the event that any type of proceeding for such a condemnation or taking is commenced prior to the Closing by any governmental body, then Seller shall promptly notify Purchaser in writing and Purchaser shall have the option to either: (1) terminate this Agreement and neither party shall have any further obligations or liabilities hereunder; or (2) proceed with the Closing, in which event (A) if the taking is consummated prior to the Closing, the Purchase Price shall be reduced by the amount of the award received by Seller as a result of the taking, or (B) if the taking is not consummated prior to the Closing, Seller shall assign to Purchaser all right, title and interest in and to the condemnation proceeds and awards, and Purchaser shall have the sole and exclusive right to negotiate, contest and settle all such eminent domain proceedings. Purchaser shall exercise its option under clause (1) or (2) of this Section by providing Seller with a written notice of its decision within thirty (30) days after Purchaser receives from Seller written notice of the proposed condemnation or taking, together with such additional information concerning the proposed condemnation or taking as Purchaser may reasonably request, and the Closing Date shall be extended, if necessary, to permit Purchaser to make such election within such time period. If Purchaser fails to give notice of its election described above, Purchaser shall be deemed to have elected option (2).
(ii)    Casualty. In the event of damage to the Property by casualty occurring prior to the Closing, Seller shall promptly notify Purchaser in writing, and if the cost to repair the damage exceeds $100,000.00, Purchaser shall have the option, to be exercised by written notice to Seller within thirty (30) days after the date Purchaser receives written notification from Seller both the casualty and that this subsection (b) is applicable as a result of the magnitude of such casualty ("Purchaser’s Notice Period"), to either (1) terminate this Agreement and neither party shall have any further obligations or liabilities hereunder; or (2) proceed with the Closing. If Purchaser is not entitled to terminate or elects not to terminate this Agreement pursuant to clause (1) above, then Seller shall pay over and assign to Purchaser all insurance proceeds payable as a result of the damage to the Property (including, without limitation, all casualty insurance proceeds, and all rent loss and business interruption insurance proceeds applicable to the period on or after the Closing Date). Notwithstanding anything in Section to the contrary, the Closing Date shall in no event be earlier than forty (40) days after Purchaser’s Notice Period.
(c)    Maintenance and Repair. Until delivery of possession to Purchaser, Seller shall maintain and repair the Property (as shall Purchaser to the extent Purchaser is required under the terms of the Lease) and deliver the same in as good condition as it now is except for (i) ordinary wear and tear, (ii) casualty damage from perils insurable under a standard fire policy with extended coverage, and (iii) casualty damage from other perils if same occurred otherwise than by the fault of Seller or any of Seller's Representatives.
ARTICLE V – ENVIRONMENTAL MATTERS
Section 5.01.    Environmental Conditions.
(a)    Warranty. Seller warrants that Seller has no actual knowledge of any Environmental Conditions existing on, upon, beneath or otherwise in connection with the Property or any Environmental Requirements applicable to the Property with which the Property or Seller or its Affiliates or Representatives have at any time failed to comply. Seller warrants that Seller possesses no reports, notices, records, assessments, memoranda or other documentation regarding Environmental Conditions, Hazardous Materials, or compliance with Environmental Requirements other than those previously delivered to Purchaser by Seller.
(b)    Definitions.
(i)     "Environment" is defined as ambient air, surface water, groundwater, surface or subsurface soil or other geologic media.
(ii)    "Environmental Conditions" means any Release of Hazardous Materials into the Environment or presence of Hazardous Materials that have been discharged into the Environment on, at, under or passively migrating to or from the Property occurring or existing prior to the Closing Date, or the violation of any Environmental Requirements.
(iii)    "Environmental Requirements" is defined as all applicable federal, regional, state, county or local laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, directives and decrees, as now enacted, promulgated or amended, relating to public health or safety, pollution, damage to or protection of natural resources or the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the Environment or relating to the use, manufacture, processing, distribution, storage, generation, disposal, transportation or handling of Hazardous Materials.
(iv)    "Hazardous Materials" is defined as any substance, material or waste, whether liquid, gaseous or solid, and any pollutant or contaminant, in any quantity or concentration that is listed or regulated under any Environmental Requirements applicable to the Property or any portion thereof.
(v)    "Release" is defined as the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, burial, pumping, pouring, emptying or dumping into the Environment.
(c)    The terms of this Section 5.01 shall survive the Closing for a period of two (2) years. The termination of the warranty set forth in Section 5.01(a) is not and shall not act as a termination, waiver or release of any liabilities or obligations which Seller may have pursuant to any Environmental Requirements applicable to the Property.
ARTICLE VI – REPRESENTATIONS AND WARRANTIES
Section 6.01.    Warranties and Representations of Seller. Seller represents and warrants that:
(a)Seller has full power and authority to execute, deliver and carry out its obligations under this Agreement and all documents to be executed in connection herewith and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all documents to be executed in connection herewith.

(b)Seller has full right, power, and authority to enter into and perform all of the obligations required of Seller under this Agreement without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties.
(c)To the best of its knowledge, neither the execution, delivery, and performance of this Agreement, nor the consummation of the transaction contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval, or registration under any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Seller.
(d)To the best of its knowledge, there are no actions, lawsuits, litigation, or proceedings pending or threatened in any court or before any governmental or regulatory agency that would have a materially adverse effect on Seller's power or authority to enter into or perform its obligations under this Agreement.
(e)This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to bankruptcy and creditor’s rights laws, matters affecting creditors of Seller generally and general equitable principles (whether asserted in an action at law or equity).
(f)To Seller’s knowledge, there are no pending or threatened condemnation or similar proceedings affecting the Property or any part thereof nor are any such proceedings contemplated by any governmental authority.
(g)To Seller’s knowledge, no notice of any municipal body or other public authority has heretofore been served upon Seller requiring work to be done or improvements to be made upon the Property which have not been complied with, and that Seller has no knowledge of the enactment or adoption of any ordinance or resolution by any such body or authority authorizing work or improvements for which the Property may be assessed.
(h)Seller is not a "foreign person" within the meaning of Section 1445 of the Code.
Section 6.02.    Survival of Seller’s Representations. The representations and warranties made by Seller in this Article VI are true and correct as of the date of this Agreement, shall be true and correct and deemed repeated as of Closing, and shall survive the Closing for a period of one (1) year.

Section 6.03.    Warranties and Representations of Purchaser. Purchaser warrants and represents that:
(a)Purchaser has full power and authority to execute, deliver and carry out its obligations under this Agreement and all documents to be executed in connection herewith and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all documents to be executed in connection herewith.
(b)This Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to bankruptcy and creditor's rights laws, matters affecting creditors of Purchaser generally and general equitable principles (whether asserted in an action at law or equity).
(c)Purchaser has full right, power, and authority to enter into and perform all of the obligations required of Purchaser under this Agreement without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties.
(d)To the best of its knowledge, neither the execution, delivery, and performance of this Agreement, nor the consummation of the transaction contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval, or registration under any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Purchaser.
(e)To the best of its knowledge, there are no actions, lawsuits, litigation, or proceedings pending or threatened in any court or before any governmental or regulatory agency that would have a materially adverse effect on Purchaser's power or authority to enter into or perform its obligations under this Agreement.
(f)Purchaser is not a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations OFAC (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
(g)To the best of its knowledge, there are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits, or other legal or administrative proceedings pending or, to the best of Purchaser's actual knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transaction contemplated by this Agreement.
Section 6.04.    Survival of Purchaser’s Representations. The representations and warranties made by Purchaser in this Article VI are true and correct as of the date of this Agreement and shall be true and correct and deemed repeated as of Closing, and shall survive the Closing for a period of one (1) year.
Section 6.05.    Limitation of Seller’s Warranties and Representations. Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges and agrees that it is purchasing the Property in its "as-is" condition and "with all faults" basis, as of the Closing.
ARTICLE VII – DEFAULT
Section 7.01.    Default by Purchaser. In the event of default by Purchaser, Seller may, at Seller's sole option, elect to:
(a)    Proceed with an action for specific performance; and/or
(b)    Proceed with an action at law for all damages sustained by Seller.
Provided, however, that no such election of (a) or (b) shall be final and exclusive until full satisfaction shall have been received.
Section 7.02.    Default by Seller. In the event of default by Seller, Purchaser may, at Purchaser's sole option, elect to:
(a)    Proceed with an action for specific performance; and/or
(b)    Proceed with an action at law for all damages sustained by Purchaser.
Provided, however, that no such election of (a) or (b) shall be final and exclusive until full satisfaction shall have been received.

Section 7.03    Waiver of Punitive or Consequential Damages. In no event shall either party be entitled to punitive or consequential damages.
ARTICLE VIII – MISCELLANEOUS
Section 8.01.    Entire Agreement. This Agreement, including any exhibits, schedules and documents attached hereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other writing or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose. This Agreement may not be changed or modified, nor any provision hereof waived, except in writing by the party to be charged thereby.
Section 8.02.    Brokers. Purchaser and Seller each represent and warrant to each other that neither has dealt with any broker in connection with, nor has any broker had any part in bringing about, this transaction. Seller and Purchaser shall each indemnify, defend, and hold harmless the other from and against any claim of any broker or other person for any brokerage commissions, finder's fees, or other compensation in connection with this transaction if such claim is based in whole or in part by, through, or on account of, any acts of the indemnifying party or its agents, employees, or representatives and from all losses, liabilities, costs, and expenses in connection with such claim, including without limitation, reasonable attorneys' fees, court costs, and interest. The respective obligations of the parties under this section shall survive whether or not a Closing occurs and notwithstanding any release of any party pursuant to any other provisions of this Agreement.
Section 8.03.    Notices. Unless specifically stated otherwise in this Agreement, all notices, waivers, and demands required under this Agreement shall be in writing and delivered to all other Parties, at the addresses below, by one of the following methods: (i) hand delivery, whereby delivery is deemed to have occurred at the time of delivery; (ii) nationally [or regionally] recognized overnight courier company, whereby delivery is deemed to have occurred the Business Day following deposit with the courier; (iii) Registered United States Mail, signature required and postage-prepaid, whereby delivery is deemed to have occurred on the third Business Day following deposit with the United States Postal Service; or (iv) electronic transmission (facsimile or email) provided that the transmission is completed no later than four p.m. on a Business Day and the original also is sent via overnight courier or United States Mail, whereby delivery is deemed to have occurred at the end of the Business Day on which electronic transmission is completed.

(a)	If to Seller:	Erie Insurance Exchange
100 Erie Insurance Place
Erie, PA 16530
Attention: Gregory J. Gutting, EVP

	copy to:	Sue Pfadt, Esquire
100 Erie Insurance Place
Erie, PA 16530

(b)	If to Purchaser:	Erie Indemnity Company
100 Erie Insurance Place
Erie, PA 16530
Attention: Brian W. Bolash, General Counsel

	copy to:	John J. Mehler, Esquire
100 State Street, Suite 700
Erie, PA 16507

or to such other address as the respective party may direct by notice to the other party. A party may change its address for notice by giving notice of such change to the other party in accordance with terms of this section.
Section 8.04.    Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules.
Section 8.05.    Interpretation. The parties hereto agree that the terms, covenants and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that ambiguities in this Agreement, if any, shall be resolved against either party. The parties hereto further agree that any controversy over the construction of this Agreement shall be decided neutrally, and without regard to events of authorship or negotiation and shall be construed reasonably to carry out its intent. If any provision hereof shall be declared invalid by a court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible. The article, paragraph and/or section headings and the arrangement of this Agreement are for the convenience of the parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof. Wherever herein the singular is used the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa, as the context shall require.
Section 8.06.    Counterparts. This Agreement may be executed in several counterparts and/or facsimile and/or pdf versions, each of which shall be an original and which together shall constitute one and the same instrument.
Section 8.07.    Successors and Assigns. Except to a limited liability company or other entity affiliated with Purchaser, Purchaser shall not assign this Agreement or any of its rights and interests hereunder without the prior written consent of Seller. This Agreement shall inure solely to the benefit of and be binding upon Seller and Purchaser and their respective successors and assigns. In the event that Seller consents in writing to an assignment by Purchaser hereunder, Purchaser shall not be released and shall remain liable for the performance of Purchaser’s obligations hereunder.
Section 8.08.    Further Assurances. Seller and Purchaser each agree to execute any and all reasonable documents necessary to effectuate the purposes of this Agreement.
Section 8.09.    Attorneys’ Fees. In the event that any action or proceeding is commenced to obtain a declaration of rights hereunder, to enforce any provision hereof, or to seek rescission of this Agreement for default contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees in addition to all other relief to which it may be entitled therein. All indemnities provided for herein shall include, but not be limited to, the obligation to pay costs of defense in the form of court costs and reasonable attorneys’ fees.
Section 8.10.    No Recording. Neither this Agreement nor any memorandum hereof may be recorded without the express written consent of both parties. In the event that either party records this Agreement or any memorandum hereof without first obtaining such consent, such party shall be in material breach of this Agreement and the non-breaching party shall be entitled to pursue any and all of its remedies pursuant to this Agreement or as otherwise provided by law.
Section 8.11.    Termination. Upon termination of this Agreement neither party shall have any further rights or obligations, except those rights and obligations arising under any sections of this Agreement which expressly survive termination of this Agreement.
Section 8.12.    Confidentiality. The parties hereto agree that the terms of this Agreement and all materials obtained or information learned by Seller or Purchaser in connection with the

Property or otherwise in connection with the transaction contemplated hereby will be deemed to be "Confidential Information." Prior to the Closing, Purchaser, on behalf of itself and Purchaser’s Representatives, agrees to (a) keep the Confidential Information confidential and not (except as required by applicable law, regulation or legal process), without Seller's prior written consent, disclose any Confidential Information in any manner whatsoever, and (b) not use or duplicate any Confidential Information other than in connection with the evaluation of the possible purchase of the Property by Purchaser; provided, however, that Purchaser may reveal the Confidential Information to its officers, directors, employees, consultants and agents (a) who need to know the Confidential Information for purposes relating to the evaluation of a possible purchase of the Property by Purchaser, (b) who are informed by Purchaser of the confidential nature of the Confidential Information, and (c) who agree to act in accordance with the terms of this Section 8.12.
Section 8.13.    No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.
Section 8.14.    Tender. Formal tender of an executed deed and/or purchase money is hereby waived.
Section 8.15.    Time of the Essence. Time shall be of the essence of the performance of all obligations hereunder.
Section 8.16.    Electronic Communications and Signatures. Notwithstanding any other provision herein, the parties agree that this Agreement, any amendments thereto, and any other information, notice, agreement or authorization related thereto (each, a "Communication") may be in the form of an electronic record. Any Communication may be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:
ERIE INSURANCE EXCHANGE

By:    ERIE INDEMNITY COMPANY,
Attorney in Fact

By: /s/ Gregory J. Gutting
Name: Gregory J. Gutting
Title: Executive Vice President

PURCHASER:
ERIE INDEMNITY COMPANY

By: /s/ Timothy NeCastro
Name: Timothy NeCastro
Title: President and Chief Executive Officer